Exhibit 3.2

CHAPTER I. FORM, NAME, REGISTERED OFFICE, OBJECT, DURATION

Article 1. Form, Name

A société anonyme (the “Company”) is governed by the laws of the Grand Duchy of Luxembourg, in particular the law of 10 August 1915 on commercial companies, as amended (the “Laws”) and by these articles of association (the “Articles of Association”).

The Company exists under the name of “Moolec Science SA”.

Article 2. Registered Office

The Company will have its registered office in the City of Luxembourg.

The registered office may be transferred to any other place within the Grand Duchy of Luxembourg by a resolution of the Board of Directors (as defined below). The Board of Directors shall arrange that the Articles of Association are amended to reflect such transfer.

Branches or other offices may be established either in the Grand Duchy of Luxembourg or abroad by a resolution of the Board of Directors.

In the event that, in the view of the Board of Directors, extraordinary political, economic or social developments occur or are imminent that would interfere with the normal activities of the Company at its registered office or with the ease of communications with this office or between this office and persons abroad, the Company may temporarily transfer the registered office abroad, until the complete cessation of these abnormal circumstances. These temporary measures will have no effect on the nationality of the Company, which, notwithstanding the temporary transfer of the registered office, will remain a company governed by the Laws. These temporary measures will be taken and notified to any interested parties by the Board of Directors.

Article 3. Object

The object of the Company is the acquisition, holding and disposal of interests in Luxembourg and/or in foreign companies and undertakings, as well as the administration, development and management of such interests.

The Company may provide loans and financing in any other kind or form or grant guarantees or security in any other kind or form, for the benefit of the companies and undertakings forming part of the group of which the Company is a member.

The Company may also invest in real estate, in intellectual property rights or any other movable or immovable assets in any kind or form.

The Company may borrow in any kind or form and issue bonds, notes or any other debt instruments as well as warrants or other share subscription rights.

In a general fashion, the Company may carry out any commercial, industrial or financial operation, which it may deem useful in the accomplishment and development of its object.

Article 4. Duration

The Company is formed for an unlimited duration.

CHAPTER II. CAPITAL, SHARES

Article 5. Share Capital

The Company’s share capital is set at [_____] United States dollars (USD [_____].-) divided into [_____] ([_____]) shares, with a nominal value of one cent (USD 0.01) each (any share in the Company, a “Share”).

In addition to the share capital, a premium account may be established to record any premium paid on any Share in addition to its nominal value. The premium account shall constitute a distributable reserve and may notably be used for the payment of the price for any Shares which the Company may repurchase from its shareholder(s), to offset any net realised losses, to make distributions to the shareholder(s) or to allocate funds to the legal reserve.

Distributable reserve accounts may be established to record contributions to the Company made by existing shareholders without issuance of Shares. Any such reserve shall constitute a distributable reserve and may notably be used to provide for the payment of the price of any Shares which the Company may repurchase from its shareholder(s), to offset any net realised losses, to make distributions to the shareholder(s) or to allocate funds to the legal reserve.

Article 6. Authorised Capital – Free Shares

The authorised capital of the Company (excluding the issued share capital) is set at five billion United States dollars (USD 5,000,000,000.-) divided into five hundred billion (500,000,000,000) Shares with a nominal value of one cent (USD 0.01) each.

The Board of Directors is authorised, up to the maximum amount of the authorised capital, to (i) increase the issued share capital in one or several tranches with or without share premium, against payment in cash or in kind, by conversion of claims on the Company or in any other manner; (ii) issue subscription and/or conversion rights in relation to new shares or instruments within the limits of the authorised capital under the terms and conditions of warrants (which may be separate or linked to Shares, bonds, notes or similar instruments issued by the Company), convertible bonds, notes or similar instruments; (iii) determine the place and date of the issue or successive issues, the issue price, the terms and conditions of the subscription of and paying up on the new shares and instruments and (iv) remove or limit the statutory preferential subscription right of the shareholders.

The Board of Directors may authorise any person to accept on behalf of the Company subscriptions and receive payment for Shares or instruments issued under the authorised capital.

The Board of Directors is further authorised to make an allotment of existing or newly issued shares without consideration to the following persons:

(a)	employees of the Company or certain categories amongst those;

(b)	employees of companies or economic interest grouping in which the Company holds directly or indirectly at least fifty per cent (50%) of the share capital or voting rights;

(c)	employees of companies or economic interest grouping in which at least fifty per cent (50%) of the share capital or voting rights is held directly or indirectly by a company which holds directly or indirectly at least fifty per cent (50%) of the share capital of the Company;

(d)	members of the corporate bodies of the Company or of the companies or economic interest grouping listed in point (b) to (c) above or certain categories amongst those.

The above authorisations are valid for a period ending five (5) years after the latest of (i) the date of the deed of incorporation of the Company or (ii) the date of the deed enacting the renewal of such authorisations. The above authorisations may be renewed, increased or reduced by a resolution of the General Meeting voting with the quorum and majority rules set for the amendment of the Articles of Association. The shares to be issued upon exercise or conversion of any warrants (which may be separate or linked to Shares, bonds, notes or similar instruments issued by the Company), convertible bonds, notes or similar instruments may be issued beyond the initial authorised capital period of five (5) years as long as such instruments were issued within the relevant initial authorized capital period of five (5) years.

Following each increase of the issued share capital in accordance with this Article 6, Article 5 will be amended so as to reflect the capital increase. Any such amendment will be recorded in a notarial deed upon the instructions of the Board of Directors or of any person duly authorised by the Board of Directors for this purpose.

Article 7. Increase and Reduction of Capital – Acquisition of own Shares

The share capital and/or authorised capital of the Company may be increased or reduced by a resolution of the General Meeting adopted in compliance with the quorum and majority rules set for the amendment of the Articles of Association.

The new shares to be subscribed for by contribution in cash will be offered by preference to the existing shareholders in proportion to the part of the capital which those shareholders are holding. The Board of Directors shall determine the period within which the statutory preferential subscription rights (“PSRs”) shall be exercised (the “Subscription Period”) and the PSRs shall be freely negotiable during the Subscription Period. If, at the end of the Subscription Period, not all PSRs have been exercised, the PSRs shall immediately lapse and the Board of Directors may decide that any person (including third parties) may participate in the capital increase by subscribing to the shares which have not been subscribed through the exercise of PSRs during the Subscription Period.

Notwithstanding the above, the Board of Directors, within the limit of the authorisation under Article 6 or, the General Meeting, voting in compliance with the quorum and majority rules set for any amendment of the Articles of Association may limit or withdraw the PSRs.

The Company may acquire or repurchase Shares.

Article 8. Shares

8.1	Each Share entitles to one (1) vote.

8.2	A shareholder may individually undertake not to exercise, permanently or temporarily, all or part of its voting rights. Such a waiver binds the relevant shareholder and the Company as from its notification to the Company.

8.3	The rights and obligations attached to all Shares shall be identical except to the extent otherwise provided by the Articles of Association or by the Laws.

8.4	The co-owners of Shares must be represented towards the Company by one (1) joint representative, whether appointed amongst them or not.

8.5	The Shares will be in the form of registered shares only.

8.6	A register of shares shall be kept by the Company at its registered office, where it shall be available for inspection by any shareholder. This register shall contain the precise designation of each shareholder and the indication of the number of Shares held, the indication of the payments made on the Shares as well as the transfers of Shares and the dates thereof. Ownership of shares will be established by inscription in the said register or in the event separate registrars have been appointed pursuant to Article 8.8, in such separate register(s).

8.7	The Company may appoint registrars in different jurisdictions who may each maintain a separate register for the Shares entered therein. Shareholders may elect to be entered into one of these registers and to transfer their Shares to another register so maintained. The Board of Directors may however impose transfer restrictions for Shares in compliance with the requirements of the jurisdiction applicable to the Shares at that time. A transfer to the register kept at the Company’s registered office may always be requested.

8.8	Subject to the provisions of Articles 8.10 and 8.11, the Company may consider the person in whose name the Shares are registered in the register of shareholders as the full owner of such Shares. In the event that a holder of Shares does not provide an address in writing to which all notices or announcements from the Company may be sent, the Company may permit a notice to this effect to be entered into the register of shareholders and such holder’s address will be deemed to be at the registered office of the Company or such other address as may be so entered by the Company from time to time, until a different address shall be provided to the Company by such holder in writing. The holder may, at any time, change his address as entered in the register of shareholders by means of written notification to the Company.

8.9	The Shares may be held by a holder through a securities settlement system or a Depositary (as this term is defined below). The holder of Shares held in such fungible securities accounts has the same rights and obligations as if such holder held the Shares directly. The Shares held through a securities settlement system or a Depositary shall be recorded in an account opened in the name of the holder and may be transferred from one account to another in accordance with customary procedures for the transfer of securities in book-entry form. However, the Company will make dividend payments, if any, and any other payments in cash, shares or other securities, if any, only to the securities settlement system or Depositary recorded in the register of shareholders or in accordance with the instructions of such securities settlement system or Depositary. Such payment will grant full discharge of the Company’s obligations in this respect.

8.10	All communications and notices to be given to a registered shareholder shall be deemed validly made if made to the latest address communicated by the shareholder to the Company in accordance with Article 8.8 or, if no address has been communicated by the shareholder, the registered office of the Company or such other address as may be so entered by the Company in the register from time to time according to Article 8.8.

8.11	Where Shares are recorded in the register of shareholders in the name of or on behalf of a securities settlement system or the operator of such system and recorded as book-entry interests in the accounts of a professional depositary or any sub-depositary (any depositary and any sub-depositary being referred to as a “Depositary”), the Company – subject to having received from the Depositary a certificate (or such other document as accepted by the Company) in proper form – will permit the Depositary of such book-entry interests to exercise the rights attaching to the Shares corresponding to the book-entry interests of the relevant holder, including receiving notices of general meetings, admission to and voting at general meetings, and shall consider the Depositary to be the holder of the Shares corresponding to the book-entry interests for purposes of this Article 8 of the present Articles of Association. The Board of Directors may determine the formal requirements with which such certificates (or such other document as accepted by the Company) must comply and the exercise of the rights in respect of such Shares may in addition be subject to the internal rules and procedures of the securities settlement system.

8.12	Any person who is required to report ownership of Shares on Schedule 13D or 13G pursuant to Rule 13d-1 or changes in such ownership pursuant to Rule 13d-2, each as promulgated by the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended, must notify the Company’s Board of Directors promptly following any reportable acquisition or disposition, and in no event later than the filing date of such Schedule 13D or 13G, of the proportion of Shares held by the relevant person as a result of the acquisition or disposal.

Article 9. Transfer of Shares

The Shares are freely transferable in accordance with the provisions of the Law, subject to any contractual restrictions or restrictions on transfer under applicable securities laws of any jurisdiction to which the Shares are subject.

Without prejudice to the conditions for transfer by book entries provided for in Article 8.10 of these Articles of Association, any transfer of Shares will be registered in the register of shares by a declaration of transfer entered into the register of shares, dated and signed by the transferor and the transferee or by their representative(s) as well as in accordance with the rules on the transfer of claims laid down in article 1690 of the Luxembourg Civil Code. Furthermore, the Company may accept and enter into the register of shares any transfer referred to in any correspondence or other document recording the consent of the transferor and the transferee.

Ownership of a Share carries implicit acceptance of the Articles of Association and of the resolutions validly adopted by the General Meeting.

A transfer of Shares in breach of provisions of the Articles of Association shall be null and void.

Article 10. Incapacity, Death, Suspension of Civil Rights, Bankruptcy or Insolvency of a shareholder

The incapacity, death, suspension of civil rights, bankruptcy, insolvency, liquidation, or any other similar event affecting one or more shareholder(s) does not put the Company into liquidation.

CHAPTER III. BOARD OF DIRECTORS, AUDITORS

Article 11. Board of Directors

The Company shall be managed by a board of directors (the “Board of Directors”).

The Board of Directors shall be composed of not less than [five] ([5]) members (the “Directors”), who may but do not need to be shareholders of the Company themselves.

If and as long as the Company has only one (1) shareholder, the Board of Directors may comprise one (1) Director only.

Each Director will be appointed by the General Meeting by a simple majority of votes cast. The General Meeting shall determine the number of Directors and the duration of their mandate. The resolutions of the General Meeting approving the appointment of a Director shall require a separate vote for each individual candidate Director.

The duration of the mandate of any Directors appointed shall be determined so as not to exceed the date of the annual general meeting of shareholders of the Company approving the annual accounts of the next financial year following their appointment.

Each Director is eligible for re-appointment for successive terms and may be removed at any time, with or without cause by a resolution of the General Meeting.

In the event of a vacancy on the Board of Directors, the remaining Directors may elect by co-optation a new Director to fill such vacancy until the next General Meeting, which shall ratify such co-optation or elect a new Director instead.

Article 12. Powers of the Board of Directors

The Board of Directors is vested with the broadest powers to perform all acts necessary or useful to accomplish the Company’s object.

All powers not expressly reserved by the Articles of Association or by the Laws to the General Meeting or to the Auditor(s) (as defined below) shall be within the competence of the Board of Directors.

Article 13. Delegation of Powers - Representation of the Company

The Board of Directors may delegate the daily management of the Company and the representation of the Company for that daily management to one or more persons or committees of its choice.

The Board of Directors may create one or several committees. The composition and the powers of such committee(s), the terms of the appointment, removal, remuneration and duration of the mandate of its/their members, as well as its/their rules of procedure are determined by the Board of Directors. The Board of Directors shall be in charge of the supervision of the activities of the committee(s).

The Board of Directors may also grant other special powers of attorney or entrust permanent or temporary tasks to one or more persons of its choice. Such persons shall exercise the tasks entrusted to them under the supervision of the Board of Directors.

The remuneration and other benefits granted to the person(s) to whom the daily management has been delegated must be reported annually by the Board of Directors to the General Meeting.

The Company will be bound towards third parties by the individual signature of the sole Director or by the joint signatures of any [three] ([3]) Directors.

The Company will further be bound towards third parties by the joint signatures or single signature of any person(s) to whom the daily management of the Company has been delegated, for that daily management, or by the joint signatures or sole signature of any person(s) to whom any special power of attorney has been granted, but only within the limits of that special power of attorney.

Article 14. Meetings of the Board of Directors

The Board of Directors may appoint from among its members a chairperson (the “Chairperson”).

The Board of Directors will meet upon call by the Chairperson or by any Director in accordance with the provisions of this Article 14.

The Chairperson will preside over all meetings of the Board of Directors, except that in the absence of the Chairperson, the Board of Directors may appoint another Director as chairperson for the relevant meeting by a majority of the votes of the Directors present or represented at such meeting.

Except in case of urgency or with the prior consent of all those entitled to attend, which consent shall be recorded in the minutes of the meeting at least forty-eight (48) hours’ written notice of meetings of the Board of Directors shall be given in writing and transmitted by any means of communication allowing for the transmission of a written text. Any such notice shall specify the time and the place of the meeting, as well as the agenda and the nature of the business to be resolved upon. The notice may be waived by properly documented consent of each Director which consent shall be recorded in the minutes of the meeting. No separate notice is required for meetings held at times and places specified in a time schedule previously adopted by resolution of the Board of Directors.

The meetings of the Board of Directors shall be held in the Grand Duchy of Luxembourg or at such other place as the Board of Directors may from time to time determine.

Any Director may be represented at any meeting of the Board of Directors by appointing in writing, transmitted by any means of communication allowing for the transmission of a written text, another Director as his proxy. Any Director may represent one or more Directors.

The quorum for a valid meeting of the Board of Directors shall be the presence or the representation of at least half (1/2) of the Directors.

When the rules of a foreign stock exchange require that, at least once a year, only independent directors of the Company may hold a meeting of the Board of Directors, the quorum required for a meeting of the Board of Directors can be disregarded and the independent directors must all be present or represented at such meeting. The independent directors may appoint a chairman pro tempore at such meetings.

Resolutions of the Board of Directors in a meeting will be taken by a majority of the votes of the Directors present or represented at such meeting. The Chairperson shall have no casting vote in case of a tie.

Directors may participate in a meeting by conference call, videoconference or any other similar means of communication enabling thus several persons participating therein to simultaneously communicate with each other on a continuous basis. A meeting held using such means of communication is deemed to have taken place at the Company’s registered office.

A written resolution, signed by all the Directors and transmitted by any means of communication allowing for the transmission of a written text, is proper and valid as though it had been adopted at a meeting of the Board of Directors which was duly convened and held. Such a resolution may be documented in a single document or in several separate documents having the same content and each of them signed by one or several Directors. A written resolution passed in this way is deemed to have been taken at the Company’s registered office.

Article 15. Resolutions of the Board of Directors

The resolutions of the Board of Directors shall be recorded in writing.

The minutes of any meeting of the Board of Directors will be signed by the Chairperson or the chairperson of the meeting or by any three (3) Directors.

Copies or extracts of written resolutions or minutes, to be produced in judicial proceedings or otherwise, may be signed by the sole Director or by any three (3) Directors acting jointly.

In case of a sole Director, resolutions shall be documented in writing and signed by the sole Director.

Article 16. Management Fees and Expenses

Subject to approval by the General Meeting, Directors may receive a management fee for their management of the Company and may, in addition, be reimbursed for all other expenses whatsoever incurred by the relevant Director in relation to the management of the Company.

Article 17. Conflicts of Interest

If any Director has or may have a direct or indirect financial interest in any transaction which requires the approval of the Board of Director(s), that Director shall disclose that interest to the Board of Directors and shall not take part of any deliberation or vote on any such transaction.

Such transaction and such Director’s interest shall be disclosed in a special report to the next General Meeting before any resolution is passed.

In case of a sole Director, record is kept in writing of the transactions where the sole Director has such direct or indirect financial interest.

Where, due to a conflict of interests, the number of Directors required to be present or represented for a valid quorum is not reached, the Board of Directors may defer the decision to the General Meeting.

The foregoing paragraphs do not apply if the relevant transaction falls within the ordinary course of business of the Company and is entered into at arm’s length under market conditions.

No transaction between the Company and any other party shall be affected or invalidated by the mere fact that a Director (or any one of its directors, managers, officers or employees) is a director, manager, associate, member, shareholder, officer or employee of that other party. Any person related as described above to any company or firm with which the Company shall contract or otherwise engage in business shall not, by reason of such affiliation, be automatically prevented from considering, voting or acting upon any matters with respect to such contract or other business.

The provisions of this article apply mutatis mutandis to the persons to whom the Board of Directors has delegated the daily management of the Company, except that in case the Board of Directors has delegated the daily management of the Company to a single person, the decision shall be deferred to the Board of Directors.

Article 18. Directors’ Liability; Indemnification

Directors are not held personally liable for the indebtedness or other obligations of the Company. As agents of the Company, they are responsible for the performance of their duties. Subject to the exceptions and limitations listed in below and mandatory provisions of law, every person who is, or has been, a Director or officer of the Company (and his or her heirs, executors and administrators) shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by such person in connection with any claim, action, suit or proceeding which he becomes involved as a party or otherwise by virtue of his or her being or having been a director or officer of the Company, or, at the request of the Company, of any other company of which the Company is a shareholder or creditor and by which he is not entitled to be indemnified, and against amounts paid or incurred by him or her in the settlement thereof. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities.

No indemnification shall be provided to any Director, officer or shareholder (i) against any liability by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office, (ii) with respect to any matter as to which he or she shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the Board of Directors.

The right of indemnification herein provided shall be severable, shall not affect any other rights to which any director or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be such director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained herein shall affect or limit any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law. The Company shall specifically be entitled to provide contractual indemnification to and may purchase and maintain insurance for any corporate personnel, including directors and officers of the Company, as the Company may decide upon from time to time.

Article 19. Confidentiality

Even after cessation of their mandate or function, any Director, as well as any person who is invited to attend a meeting of the Board of Directors, shall not disclose information on the Company, the disclosure of which may have adverse consequences for the Company, unless such divulgation is required (i) by a legal or regulatory provision applicable to sociétés anonymes or (ii) for the public benefit.

Article 20. Auditors

The auditing of the Company may be entrusted to one or several auditors (commissaires) (the “Auditors”).

When so required by the Laws, the auditing of the Company must be entrusted to one or several approved statutory auditors (réviseurs d’entreprises agréés) (“Réviseurs”). When a Réviseur is appointed, no Auditor needs to be appointed.

The Auditors or Réviseurs, if any, will be appointed by the General Meeting, which will determine the number of Auditors or Réviseurs and the duration of their mandate. Each of them is eligible for re-appointment. Unless otherwise provided by the Laws, they may be removed at any time, with or without cause, by a resolution of the General Meeting.

CHAPTER IV. GENERAL MEETING

Article 21. Powers of the General Meeting

The general meeting of shareholders (the “General Meeting”) shall have such powers as are vested in it pursuant to the Articles of Association and the Laws.

Article 22. Annual General Meeting

An annual General Meeting shall be held in the Grand Duchy of Luxembourg within six (6) months of the end of the preceding financial year, except for the first annual General Meeting which may be held within eighteen (18) months from incorporation.

Article 23. Other General Meetings

The Board of Directors or the Auditor(s) (if any) may convene General Meetings (in addition to the annual General Meeting). Such meetings must be convened if shareholders representing at least ten per cent (10%) of the Company’s share capital so require.

General Meetings, including the annual General Meeting, will be held at the registered office of the Company or at such other place in the Grand Duchy of Luxembourg, and may be held abroad if, in the judgement of the Board of Directors, circumstances of force majeure so require.

Article 24. Notice of General Meetings

The shareholders shall meet in a General Meeting upon issuance of a convening notice in accordance with the Laws which shall specify the time and the place of the General Meeting as well as the agenda and the nature of the business to be resolved upon at the relevant General Meeting. The agenda for a General Meeting shall also describe any proposed changes to the Articles of Association and, if applicable, set out the text of those changes affecting the object or form of the Company. If the Shares are listed on a foreign stock exchange, the requirements of such foreign stock exchange applicable to the Company shall additionally be complied with.

If the Shares are listed on a foreign stock exchange, all shareholders of the Company (for the avoidance of doubt, including any registered shareholder, any Depositary and, without prejudice to any requirements as set out in any other provision of these Articles of Association, any holder of Shares) are entitled to be admitted to any General Meeting, provided, however, that the Board of Directors may determine a date and time preceding the General Meeting as the record date for admission to such meeting, which may not be less than five (5) calendar days before the date of such meeting (the “Record Date”).

Shareholders holding individually or collectively at least ten (10) per cent of the issued share capital of the Company, may request the addition of one or several new items on the agenda of the General Meeting. This right shall be exercised upon request of the shareholders in writing submitted to the Company by registered letter at the address of the registered office of the Company. The requests shall include the details requested in the convening notice. The requests from the shareholders shall be received by the Company no later than five (5) calendar days before the General Meeting.

Article 25. Attendance - Representation

Each shareholder is entitled to attend and speak at any General Meeting.

A shareholder may be represented at any General Meeting by another person (who does not need to be a shareholder) appointed in writing (transmitted by any means of communication allowing for the transmission of a written text) as a proxyholder by the shareholder. A proxyholder may represent more than one (1) shareholder.

Shareholders taking part in a meeting by conference call, through video conference or by any other means of communication allowing for their identification, allowing all persons taking part in the meeting to hear one another on a continuous basis and allowing for an effective participation of all such persons in the meeting, are deemed to be present for the computation of the quorums and votes, subject to such means of communication being made available at the place of the meeting. A General Meeting held in this way is deemed to have taken place at the Company’s registered office.

Article 26. Proceedings

Any General Meeting shall be presided over by the Chairperson or, in the absence of the Chairperson, by a person designated by the Board of Directors or, in the absence of such designation, by a resolution of the General Meeting.

The chairperson of the General Meeting shall appoint a secretary.

By resolution of the General Meeting one (1) scrutineer shall be appointed from the persons attending the General Meeting.

The chairperson, the secretary and the scrutineer together form the board of the relevant General Meeting.

In connection with each General Meeting, the Board of Directors is authorised to provide such rules of deliberations and such conditions for allowing shareholders to take part in the meeting as the Board of Directors deems appropriate.

Except to the extent inconsistent with the rules and conditions as adopted by the Board of Directors, the person presiding over the General Meeting shall have the power and authority to prescribe such additional rules and conditions and to do all such acts as, in the judgment of such person, are appropriate for the proper conduct of the meeting. Such rules and conditions, whether adopted by the Board of Directors or prescribed by the person presiding over the meeting, may include, in each case to the extent permitted by applicable law:

(a)	determining the order of business for the meeting;

(b)	rules and procedures for maintaining order at the meeting and the safety of those present;

(c)	limitations on attendance at or participation in the meeting to shareholders of record, their duly authorised and constituted attorneys or such other persons as the person presiding over the meeting shall determine;

(d)	restrictions on entry to the meeting after the time fixed for the commencement thereof; and

(e)	limitations on the time allotted to questions or comments by participants.

Article 27. Adjournment

Without limiting the generality of Article 26 and irrespective of the agenda, the Board of Directors may adjourn any General Meeting in accordance with the formalities and time limits stipulated for by the Law.

Such adjournment automatically cancels any resolution already adopted prior thereto.

The adjourned General Meeting has the same agenda as the first one. Shares and proxies regularly deposited in view of the first meeting remain validly deposited for the second one.

Article 28. Voting at General Meetings

An attendance list indicating the name of each shareholder and the number of Shares for which he votes is signed by or on behalf of each shareholder present or represented by proxy, prior to the start of the General Meeting.

The Board of Directors may in its sole discretion authorize each shareholder to vote at a General Meeting through a signed voting form sent by post, electronic mail, facsimile or any other means of communication to the Company’s registered office or to the address specified in the convening notice. Subject to such authorisation by the Board of Directors, the shareholders may only use voting forms provided by the Company which contain at least the date, place and time of the meeting, the agenda of the meeting and the text of the proposed resolutions. For each resolution, the form must contain three boxes allowing the shareholder to vote in favor thereof, against, or abstain from voting by ticking the appropriate box. For the avoidance of doubt, shareholders may not vote by voting forms where the Board of Directors has not authorised such voting method for a given General Meeting.

Voting forms which, for a proposed resolution, do not show (i) a vote in favor of the proposed resolution, (ii) a vote against the proposed resolution or (iii) an abstention from voting on the proposed resolution, are void with respect to such resolution. If a shareholder votes by means of a voting form, the voting form shall be deposited at the registered office of the Company or with an agent of the Company duly authorised to receive such voting forms. The Company shall only take into account voting forms received no later than three (3) business days prior to the date of the General Meeting to which they relate. The Board of Directors may set a shorter period for the submission of the voting forms.

If a shareholder votes by means of proxy, the proxy shall be deposited at the registered office of the Company or with an agent of the Company duly authorised to receive such proxies. The Company shall only take into account proxies received no later than three (3) business days prior to the date of the General Meeting to which they relate. The Board of Directors may set a shorter period for the submission of the proxies.

A holder of Shares held through the operator of a securities settlement system or with a Depositary wishing to attend a General Meeting must provide the Company with a certificate issued by such operator or Depositary certifying the number of Shares recorded in the relevant account on the Record Date. Such certificate must be provided to the Company no later than three (3) business days prior to the date of such general meeting. If such holder of shares votes by means of a proxy, Article 28 of these Articles of Association shall apply.

Resolutions the adoption of which is not subject to the quorum and the majority requirements for an amendment of the Articles of Association, shall be adopted, irrespective of the number of Shares represented, by a simple majority of votes cast.

For resolutions the adoption of which is subject to the quorum and majority requirements for an amendment of the Articles of Association, the quorum shall be at least one half (1/2) of all the Shares issued and outstanding and the resolutions shall be adopted by a two thirds (2/3rds) majority of the votes cast. If the said quorum is not reached at a first meeting, a second meeting may be convened and resolutions shall be adopted, irrespective of the number of Shares represented, by a two thirds (2/3rds) majority of the votes cast.

The resolutions of the General Meeting approving the appointment of a Director shall require a separate vote for each individual candidate Director.

Article 29. Minutes

The minutes of a General Meeting shall be signed by the members of the board of that General Meeting and may be signed by or on behalf of any shareholders, who so request.

CHAPTER V. FINANCIAL YEAR, FINANCIAL STATEMENTS, DISTRIBUTION OF PROFITS

Article 30. Financial Year

The Company’s financial year begins on the first day of July and ends on the last day of June of each calendar year.

Article 31. Adoption of Financial Statements

After the end of each financial year, the Board of Directors draws up the annual financial statements of the Company in accordance with the Laws.

The annual statutory and/or consolidated financial statements are submitted to the General Meeting for approval.

Each shareholder or his representative may also peruse the financial statements of the Company at the registered office of the Company.

Article 32. Distribution of Profits

From the annual net profits of the Company, at least five per cent (5%) shall each year be allocated to the reserve required by Laws (the “Legal Reserve”). That allocation to the Legal Reserve will cease to be required as soon and as long as the Legal Reserve amounts to ten per cent (10%) of the amount of the share capital of the Company.

The General Meeting shall resolve how the remainder of the annual net profits, after allocation to the Legal Reserve in accordance with the previous paragraph, will be disposed of by allocating the whole or part of the remainder to a reserve or to a provision, by carrying it forward to the next following financial year or by distributing it, together with carried forward profits, distributable reserves or share premium to the shareholder(s), each Share entitling to the same proportion in such distributions.

Subject to the provisions of the Laws and in compliance with the provisions in the previous two paragraphs, the Board of Directors may resolve that the Company pays out an interim dividend to the shareholders. The Board of Directors shall set the amount and the date of payment of the interim dividend.

Any share premium, assimilated premium or other distributable reserve may be freely distributed to the shareholders subject to the provisions of the Law and the Articles of Association.

CHAPTER VI. DISSOLUTION, LIQUIDATION

Article 33. Dissolution, Liquidation

The Company may be dissolved by a resolution of the General Meeting adopted in compliance with the quorum and majority rules set for any amendment of the Articles of Association.

Should the Company be dissolved, the liquidation will be carried out by the Board of Directors or such other person(s) (who may be physical persons or legal entities) appointed by the General Meeting. The General Meeting shall also determine the powers and the compensation (if any) of such other person(s).

After settlement of all the debts and liabilities of the Company, including the expenses of liquidation, the net liquidation proceeds shall be distributed to the shareholder(s) in compliance with the same preference as set out for dividend distributions.

In case the Company has only one (1) shareholder, it may also be dissolved without liquidation in accordance with article 1865bis of the Luxembourg Civil Code.

CHAPTER VII. Applicable Law

Article 34. Applicable Law

All matters not governed by the Articles of Association shall be determined in accordance with the Laws.